Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Minnie Wright
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	(415) 738-6500
(415) 738-6500

DIGITAL REALTY TRUST, INC. INCREASES QUARTERLY COMMON DIVIDEND 8.7%

AND DECLARES PREFERRED DIVIDENDS

San Francisco, CA (November 9, 2005) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate data centers and Internet gateways, today announced that its Board of Directors has declared quarterly common and preferred stock dividends for the fourth quarter of 2005.

Common Stock Dividend

Digital Realty Trust’s Board of Directors declared a quarterly common stock dividend of $0.265 per share to common stockholders of record as of the close of business on December 30, 2005. This represents an increase of 8.7% over the Company’s previous quarterly dividend. The common stock dividend will be paid on January 13, 2006.

Series A Cumulative Redeemable Preferred Stock Dividend

The Company’s Board of Directors declared a quarterly preferred stock dividend of $0.53125 per share to holders of record of the Company’s 8.50% Series A Cumulative Redeemable Preferred Stock as of the close of business on December 15, 2005. The Series A Cumulative Redeemable Preferred stock dividend will be paid on December 30, 2005.

Series B Cumulative Redeemable Preferred Stock Dividend

The Company’s Board of Directors also declared a preferred stock dividend of $0.4921875 per share to holders of record of the Company’s 7.875% Series B Cumulative Redeemable Preferred Stock as of

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Digital Realty Trust, Inc. Declares Fourth Quarter 2005 Preferred and Common Stock Dividends

November 8, 2005

the close of business on December 15, 2005. The Series B Cumulative Redeemable Preferred stock dividend will be paid on December 30, 2005.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. As of November 9, 2005, the Company’s 39 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 7.9 million net rentable square feet, excluding 803,000 square feet of space held for redevelopment, Digital Realty Trust’s property portfolio is located throughout the United States and Western Europe. For additional information, please visit the company’s website at www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements, including related to the expected payment of dividends, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to maintain the company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2004. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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